September 2, 1998
DST Systems, Inc. and USCS International, Inc. Announce Merger

DST Systems, Inc. (DST) and USCS International, Inc. (USCS) jointly announce that they have signed an agreement to merge USCS with a wholly owned subsidiary of DST. Under the terms of the agreement, each USCS shareowner will receive 0.62 shares of DST common stock for each share of USCS common stock. The Board of Directors of each company has approved the transaction, which is intended to be a tax free reorganization and accounted for as a pooling of interests. Based on the closing price of DST stock on September 2, 1998, the transaction, if consummated on that date, values USCS shares at $37.51 per share, and results in an aggregate value of approximately $874 million.

This merger, which is projected to be accretive to DST's earnings per share in 1999, represents a significant expansion of DST's presence in the output processing and customer management software and services industries. USCS, through its CableData, Inc. subsidiary, is the largest provider of customer management software to the cable television and convergence industries, currently servicing approximately 40 million subscribers worldwide. DST, through its DBS Systems Corporation subsidiary, provides subscriber management services to DirecTV. USCS' subsidiary, International Billing Services, Inc., provides bill presentation services to a variety of communications and other services. DST's subsidiary, Output Technologies, Inc., provides a variety of output related services to a diversified group of industries, primarily in the financial services sector. The combination of these businesses is expected to generate synergy savings through combined economies of scale and coordinated production efficiencies. Additional savings will be realized through the elimination of duplicate costs associated with having two public companies.

The combined entity will generate approximately $1.1 billion in annual revenues, have approximately $1.1 billion in stockholders' equity and have 8,000 employees worldwide. It will be a leading provider of services in three growing industries, mutual fund shareowner processing, customer management services, and output processing.

The transaction is subject to regulatory approval under the Hart-Scott-Rodino Act and approval by the shareholders of both companies. The largest shareowner of each company (Kansas City Southern Industries, Inc., which now owns approximately 41% of DST's common stock, and George L. Argyros, a USCS director who now owns approximately 33% of USCS) have each agreed to vote for the merger. At the completion of the transaction, Mr. Argyros and James C. Castle, Chairman and Chief Executive Officer of USCS, will be appointed to the DST Board of Directors.

The merger is expected to be completed in the fourth quarter of 1998.

DST Systems, Inc. provides sophisticated information processing and computer and software services and products, primarily to mutual funds, insurance providers, banks and other financial organizations. Its software systems include recordkeeping and marketing services to the U.S. mutual fund industry; domestic and international portfolio accounting and investment management systems offered to fund accountants and managers of investment portfolios; and an image-based work management system offered primarily to mutual funds, insurance companies and other financial services businesses.

USCS is a leading global provider of customer management software and statement processing to the communications and other service industries. USCS' clients include providers of cable television, wireless and wire-line telephony, direct broadcast satellite, and utility services.

The information and comments above include forward-looking statements respecting DST and USCS and their businesses and the results of the transaction described. Such information and comments are based on DST's and USCS' views as of today, and actual results could differ. There could be a number of factors affecting actual future results, including those set forth in Form 8-K/A dated April 13, 1998 filed by DST with the Securities and Exchange Commission (SEC) and those set forth by USCS in the Form S-1 filed with the SEC and declared effective by the SEC on June 20, 1996, and Form 10-Q for the quarter ended June 30, 1998 filed with the SEC. All such factors should be considered in evaluating any forward-looking comments.

DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE Symbol: DST

Contacts:

DST

Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer

Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer

USCS

Douglas Shurtleff (916) 636-5861
Senior Vice President and Chief Financial Officer

Linda Cutler (916) 636-5861
Vice President, Investor Relations